Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2024 Second Quarter Results, Increases Quarterly Dividend, and Provides Updated Fiscal 2024 Guidance
BROOMFIELD, Colo. - March 11, 2024 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2024 ended January 31, 2024 and provided the Company’s ski season-to-date metrics through March 3, 2024.
Highlights
•Net income attributable to Vail Resorts, Inc. was $219.3 million for the second fiscal quarter of 2024 compared to net income attributable to Vail Resorts, Inc. of $208.7 million in the same period in the prior year.
•Resort Reported EBITDA was $425.0 million for the second quarter of fiscal 2024, which included $2.1 million of acquisition related expenses. In the same period in the prior year, Resort Reported EBITDA was $394.8 million, which included $0.3 million of acquisition and integration related expenses.
•Season-to-date total skier visits decreased 9.7% and total lift revenue increased 2.6% through March 3, 2024 compared to the fiscal year 2023 season-to-date period through March 5, 2023. Season-to-date ski school revenue was up 5.5% and dining revenue was down 0.5% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was down 9.3% compared to the prior year season-to-date period.
•The Company updated its guidance for fiscal year 2024 and is now expecting net income attributable to Vail Resorts, Inc. to be between $270 million and $325 million and Resort Reported EBITDA to be between $849 million and $885 million, which includes an estimated $4 million of acquisition related expenses specific to Crans-Montana.
•The Company’s Board of Directors approved an 8% increase in the quarterly cash dividend to $2.22 per share beginning with the dividend payable on April 11, 2024 to shareholders of record as of March 28, 2024.
Commenting on the Company’s fiscal 2024 second quarter results, Kirsten Lynch, Chief Executive Officer, said, “Given the unfavorable conditions across our North American resorts, we are pleased that our results for the quarter demonstrate the resiliency of our strategic business model and our network of resorts and loyal guests. The results for the second quarter were negatively impacted by challenging conditions at all of our North American resorts, with approximately 42% lower snowfall across our western North American resorts through January compared to the same period in the prior year and limited natural snow and variable temperatures at our Eastern U.S. resorts (comprising the Midwest, Mid-Atlantic, and Northeast).
“Despite the impacts of conditions, Resort Reported EBITDA in the second quarter increased approximately 8% compared to the prior year, primarily driven by the stability created by our season pass results. Resort EBITDA Margin also improved 3.3 points in the second quarter compared to the prior year driven by disciplined cost management.
“While visitation declined, our ancillary businesses performed well, in particular our ski and ride school, dining and rental businesses experienced strong growth in spending per visit compared to the prior year. We are pleased with the strong execution across our mountain resorts, as well as the impact of the Company’s investments in our employees, technology, and on-mountain experience.”
Season-to-Date Metrics through March 3, 2024 & Interim Results Commentary
The Company reported certain ski season metrics for the comparative periods from the beginning of the ski season through March 3, 2024, and for the prior year period through March 5, 2023. The reported ski season metrics are for the Company's North American destination mountain resorts and regional ski areas, excluding the results of the Australian ski areas and Andermatt-Sedrun in both periods. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.
•Season-to-date total skier visits were down 9.7% compared to the prior year season-to-date period.
•Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, was up 2.6% compared to the prior year season-to-date period.
•Season-to-date ski school revenue was up 5.5% and dining revenue was down 0.5% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was down 9.3% compared to the prior year season-to-date period.
Commenting on the season-to-date metrics, Lynch said, “Across our North American resorts, unfavorable conditions negatively impacted season-to-date visitation, which was below both prior year levels and our expectations based on the number of guests visiting and their frequency. Following the Martin Luther King Jr. holiday weekend, challenging conditions persisted until early March at Whistler Blackcomb and our Tahoe resorts, and while conditions improved at our Rockies and Eastern resorts, visitation did not improve as quickly as expected. We expect a portion of the lower visitation is related to the challenging conditions in the first half of the season as well as a shift in visitation patterns. Despite the decline in season-to-date visitation relative to the prior year period, we are pleased with lift revenue growth driven by the stability created from the season pass program, the strength in ancillary spending per skier visit across our ski school, dining, and rental businesses, and the improving trends as the season progresses.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2024, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $10.9 million, or 1.8%, compared to the same period in the prior year, to $603.5 million for the three months ended January 31, 2024, primarily due to an increase in North American pass product revenue, which increased 8.3% due to an increase in pass product sales for the 2023/2024 North American ski season compared to the prior year. Pass product revenue, although primarily collected prior to the ski season, is recognized in the Consolidated Condensed Statements of Operations throughout the ski season on a straight-line basis using the skiable days of the season to date period relative to the total estimated skiable days of the season. Challenging conditions during the early portion of the 2023/2024 North American ski season resulted in delayed openings for a number of our resorts and, as a result, we expect to recognize approximately $14 million of pass product revenue during the three months ending April 30, 2024 that would have otherwise been recognized during the three months ended January 31, 2024. Additionally, non-pass product lift revenue decreased 13.1%, driven by a decrease in skier visitation across all regions, which was impacted by limited natural snow and variable temperatures that resulted in delayed openings and reduced terrain offerings as compared to the prior year, and particularly impacted our resorts in the Eastern U.S. and Tahoe, partially offset by an increase in non-pass Effective Ticket Price (“ETP”) of 10.8%.
•Ski school revenue increased $3.2 million, or 2.6%, primarily driven by increased revenue at our resorts in Colorado and Park City, which benefited from an increase in guest spending per visit.
•Dining revenue decreased $3.8 million, or 4.4%, primarily due to decreased revenue from on-mountain dining venues at our resorts in the Eastern U.S. and Tahoe, partially offset by an increase in guest spending per visit.
•Retail/rental revenue decreased $23.8 million, or 14.9%, for which retail sales decreased $15.9 million, or 17.2%, and rental sales decreased $7.9 million, or 11.6%. The decrease in both retail and rental revenue was primarily driven by a decrease in skier visitation, as well as our exit of certain leased store operations which we operated in the prior year and resulted in a reduction in revenue of approximately $8.4 million.
•Operating expense decreased $35.6 million, or 5.8%, which was primarily attributable to reduced labor hours at our North American resorts as a result of challenging early season weather conditions including limited natural snow and variable temperatures that resulted in delayed openings and reduced terrain offerings which impacted our ability to operate at full capacity, as compared to the prior year, as well as lower variable expenses associated with decreased revenue, and disciplined cost management.
•Mountain Reported EBITDA increased $21.5 million, or 5.4%, for the second quarter compared to the same period in the prior year, which includes $6.3 million of stock-based compensation expense for the three months ended January 31, 2024 compared to $5.7 million in the same period in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2024 decreased $2.3 million, or 3.0%, driven primarily by a decrease in revenue from managed condominium rooms of $3.0 million, or 9.7%, as a result of decreased demand, including the impact of decreased skier visitation driven by challenging weather conditions, as well as a reduction in our inventory of available managed condominium rooms proximate to our mountain resorts.
•Operating expense (excluding reimbursed payroll costs) decreased $11.0 million, or 13.8%, which was primarily attributable to: a reduction in labor hours associated with decreased demand, as well as lower staffing required to support a reduced inventory of managed condominium rooms; a decrease in allocated corporate overhead costs; and the receipt of property tax refunds during the three months ended January 31, 2024.
•Lodging Reported EBITDA increased $8.8 million, or 216.1%, for the second quarter compared to the same period in the prior year, which includes $0.9 million of stock-based compensation expense for the three months ended January 31, 2024 compared to $1.1 million in the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue decreased $16.2 million, or 1.5%, compared to the same period in the prior year, to $1,077.8 million for the three months ended January 31, 2024.
•Resort Reported EBITDA was $425.0 million for the three months ended January 31, 2024, an increase of $30.2 million, or 7.7%, compared to the same period in the prior year, which includes $2.1 million of acquisition related expenses for the second quarter of fiscal 2024 compared to $0.3 million of acquisition and integration related expenses in the second quarter of the prior year.
Total Performance
•Total net revenue decreased $23.8 million, or 2.2%, to $1,078.0 million for the three months ended January 31, 2024 as compared to the same period in the prior year.
•Net income attributable to Vail Resorts, Inc. was $219.3 million, or $5.76 per diluted share, for the second quarter of fiscal 2024 compared to the net income attributable to Vail Resorts, Inc. of $208.7 million, or $5.16 per diluted share, in the second quarter of the prior year. Additionally, net income for the second quarter of fiscal 2024 includes the after-tax effect of acquisition related expenses of approximately $1.6 million, compared to $0.2 million of acquisition and integration related expenses in the second quarter of the prior year.
Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet remains strong, including total cash and revolver availability as of January 31, 2024 of approximately $1.4 billion, with $812 million of cash on hand, $409 million of revolver availability under the Vail Holdings Credit Agreement and $221 million of revolver availability under the Whistler Credit Agreement. As of January 31, 2024, our Net Debt was 2.4 times trailing twelve months Total Reported EBITDA. We remain confident in the strong free cash flow generation and stability of the underlying business model. Given these dynamics, we are pleased to announce that our Board of Directors declared a quarterly cash dividend on Vail Resorts’ common stock of $2.22 per share, representing an 8% increase in our quarterly dividend. The dividend will be payable on April 11, 2024 to shareholders of record as of March 28, 2024. We remain committed to returning capital to shareholders and intend to maintain an opportunistic approach to share repurchases. We will continue to be disciplined stewards of our capital and remain committed to prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders through our quarterly dividend and share repurchase program.”
Crans-Montana Acquisition
As previously announced on November 30, 2023, the Company entered into an agreement to acquire a majority stake in Crans-Montana Mountain Resort (“Crans-Montana”) in Switzerland, the Company’s second ski resort in Europe. Crans-Montana is an iconic ski destination in the heart of the Swiss Alps, with a unique heritage, incredible terrain, passionate team, and a community dedicated to the success of the region. This acquisition aligns to the Company’s growth strategy of expanding its resort network in Europe, creating even more value for pass holders and guests around the world. Much like Andermatt-Sedrun, the Company believes Crans-Montana has a unique opportunity for future growth. The transaction is expected to close this spring, subject to certain third-party consents.
Capital Investments
Regarding calendar year 2024 capital expenditures, Lynch said, “We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts, including consistently increasing capacity through lift, terrain, and food and beverage expansion projects, along with investments in technology to further elevate the guest and employee experience at our resorts. As previously announced, we expect our capital plan for calendar year 2024 to be approximately $189 million to $194 million, excluding $13 million of incremental capital investments in premium fleet and fulfillment infrastructure to support the official launch of My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, $11 million of growth capital investments at Andermatt-Sedrun and $1 million of reimbursable capital. Including My Epic Gear premium fleet and fulfillment infrastructure capital and one-time investments, our total capital plan for calendar year 2024 is expected to be approximately $214 million to $219 million. This excludes any capital expenditures associated with the Crans-Montana acquisition, which remains subject to closing.
“At Whistler Blackcomb, the Company plans to replace the four-person high speed Jersey Cream lift with a new six-person high speed lift. This lift is expected to provide a meaningful increase to uphill capacity and better distribute guests at a central part of the resort. At Hunter Mountain, subject to approvals, we plan to replace the four-person fixed-grip Broadway lift with a new six-person high speed lift and plan to relocate the existing Broadway lift to replace the two-person fixed-grip E lift, providing a meaningful increase in uphill capacity and improved access to terrain that is key to the progressive learning experience for our guests. At Park City, we are in the planning process to support the approved replacement of the Sunrise lift with a new 10-person gondola in partnership with the Canyons Village Management Association in calendar year 2025, which will provide improved access and enhanced guest experience for existing and future developments within Canyons Village.
“At Park City and Hunter Mountain beyond the planned lift investments we plan to enhance snowmaking systems to improve the experience for key terrain, increase early season terrain consistency, and improve the efficiency through the installation of automated and energy-efficient snowguns. We also plan to further support the Company’s Commitment to Zero by investing in waste reduction projects across our resorts to achieve the goal of zero waste to landfill by 2030. At Afton Alps, we plan to install a 10-lane tubing experience and renovate the existing Alpine Building to create a 200 seat restaurant to further enhance the guest experience. At Seven Springs, we plan to add 390 new parking spaces to increase capacity and improve the guest experience. At Perisher, in advance of the 2025 winter season in Australia, we plan to replace the Mt Perisher Double and Triple Chairs with a new six person high speed lift, with capital spending commencing in calendar year 2024 and continuing into calendar year 2025. These projects remain subject to approvals.
“In addition, we are continuing to invest in innovative technology to enhance the guest experience. In the coming year, we are investing in new functionality for the My Epic App, and expanding Mobile Pass and Mobile Lift Tickets to Whistler Blackcomb. Across our resorts, we plan to pilot new technologies at select restaurants to make it both easier and faster for guests to dine at our resorts. In addition, in order to support the launch of My Epic Gear, we plan to invest in logistics and technology infrastructure to help deliver a transformational and elevated gear access experience for our guests.
“The 2023/2024 My Epic Gear pilot at Vail, Beaver Creek, Breckenridge, and Keystone is delivering a strong guest experience to pilot participants and valuable learnings for the business launch. My Epic Gear provides its members with the ability to choose the gear they want, for the full season or for the day, from a selection of the most popular and latest ski and snowboard models, and have it delivered to them when and where they want it, including slopeside pick up and drop off every day. In addition to offering the latest skis and snowboards, My Epic Gear will also offer name brand, high-quality ski and snowboard boots with personalized insoles and boot fit scanning technology. The entire My Epic Gear membership, from gear selection to boot fit to personalized recommendations to delivery, will be at the members’ fingertips in the new My Epic app.

The Company plans to launch My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, including kids gear, and will be limiting membership to 60,000 to 80,000 members in the first year launch as the business scales. To support the initial year of this new business, in calendar year 2024 the Company plans to invest $13 million beyond our typical annual capital plan in incremental premium gear fleet and fulfillment infrastructure to support the anticipated growth of this business. We plan to provide additional updates on My Epic Gear and the on-going capital needs of the business after the year one launch.
“At Andermatt-Sedrun, we are pleased to announce plans to invest approximately $11 million in high-impact growth capital projects as part of a multi-year strategic growth investment plan to enhance the guest experience on the mountain, which will be funded by the CHF 110 million capital that was invested as part of the purchase of our majority stake in Andermatt-Sedrun. As part of the calendar year 2024 investments, we are planning to upgrade and replace snowmaking infrastructure at the Sedrun-Milez area on the eastern side of the resort to enhance the guest experience for key beginner and intermediate terrain and significantly improve energy efficiency. In addition, we plan to invest in the on-mountain dining experience with improvements to the Milez and Natschen restaurants. These investments are expected to be completed ahead of the 2024/2025 European ski season and remain subject to regulatory approvals.”
Pass Sales Launch
Commenting on the launch of season pass sales for the 2024/2025 North American ski season, Lynch said, “We are pleased to launch pass sales for the 2024/2025 season with a wide range of advance commitment products including our Epic Day Pass, which provides 1 to 7 days of access at our owned and operated resorts, and our unlimited Epic Pass and regional pass products, which can provide unlimited access to 41 resorts every day of the season and access to additional partner resorts, with no reservations required at any resort except Telluride. Subject to close, Vail Resorts plans to include access to Crans-Montana Mountain Resort on select Epic Pass products for the 2024/2025 ski and ride season. Starting in the 2024/2025 North American ski season, when pass holders are skiing or riding with a guest utilizing Buddy Tickets and Ski with a Friend Tickets, they can now skip the ticket line and go directly to the lift. On average, pass prices have increased 8% over the prior season’s launch price and continue to represent tremendous value to our guests, further supported by our compelling network of mountain resorts, our strong guest experience created at each mountain resort, and our commitment to continually invest in the guest experience. We greatly appreciate the loyalty of our guests visiting across our entire network of resorts this season, and the continued loyalty of our pass holders that have already committed to next season.”

Outlook
Commenting on fiscal 2024 guidance, Lynch said, “Due to the season-to-date underperformance, we are lowering our guidance for fiscal 2024. For the remainder of the season, we are expecting improved performance compared to the season-to-date period, including an expected shift in visitation patterns into March and April. This is based on our significant base of pre-committed guests and guest historical behavior patterns, the improvement in conditions across our western North American and Northeast resorts, and our lodging booking trends for the Spring Break period. While we are lowering guidance for the fiscal year, we know that the financial impact of the weather disruptions was greatly mitigated by our advance commitment products, which create stability for our Company, our shareholders, and our communities in exchange for an incredible value to the guest.
“We now expect net income attributable to Vail Resorts, Inc. for fiscal 2024 to be between $270 million and $325 million, and Resort Reported EBITDA for fiscal 2024 to be between $849 million and $885 million. We estimate Resort EBITDA Margin for fiscal 2024 to be approximately 29.6%, using the midpoint of the guidance range. Our guidance includes an estimated $4 million of acquisition related expenses specific to Crans-Montana, but does not include any estimate for the closing costs, operating results or integration expense associated with the Crans-Montana acquisition, which is expected to close this spring. The updated outlook for fiscal 2024 assumes a continuation of the current economic environment and normal weather conditions for the remainder of the 2023/2024 North American and European ski season and for the 2024 Australian ski season. The guidance assumes an exchange rate of $0.74 between the Canadian dollar and U.S. dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.65 between the Australian dollar and U.S. dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.13 between the Swiss Franc and U.S. dollar related to the operations of Andermatt-Sedrun in Switzerland.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2024, for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2024 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2024 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$270,000	$325,000
Net income attributable to noncontrolling interests	26,000	18,000
Net income	296,000	343,000
Provision for income taxes (1)	105,000	122,000
Income before income taxes	401,000	465,000
Depreciation and amortization	274,000	266,000
Interest expense, net	164,000	158,000
Other (2)	8,000	—
Total Reported EBITDA	$847,000	$889,000

Mountain Reported EBITDA (3)	$830,000	$864,000
Lodging Reported EBITDA (4)	18,000	22,000
Resort Reported EBITDA (5)	849,000	885,000
Real Estate Reported EBITDA	(2,000)	4,000
Total Reported EBITDA	$847,000	$889,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets, which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $23 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.74 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.65 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.13 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun in Switzerland.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 267-6316 (U.S. and Canada) or +1 (203) 518-9783 (international). The conference ID is MTNQ224. A replay of the conference call will be available two hours following the conclusion of the conference call through March 18, 2024, at 8:00 p.m. eastern time. To access the replay, dial (877) 829-9029 (U.S. and Canada) or +1 (402) 220-1607 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2024 performance (including the assumptions related thereto), including our expected Resort Reported EBITDA and expected net income; our expectations regarding our liquidity; our expectations regarding the Crans-Montana acquisition; our expectations related to our season pass sales and products; our expectations regarding our My Epic App and My Epic Gear program; our expectations related to customer demand and lift ticket sales for the remainder of the 2023/2024 North American ski season; our expectations for the 2024/2025 ski season and 2025 winter season; our expectations regarding our ancillary lines of business; the payment of dividends; our calendar year 2024 capital plans and expectations related thereto, including expected capital investments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; risks associated with the effects of high or prolonged inflation, rising interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits, or willingness to travel; risks related to interruptions or disruptions of our information technology systems, data security, or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners, including effectively implementing our My Epic application; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules, and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties, and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; risks related to our workforce, including increased labor costs, loss of key personnel, and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, such as, the Seven Springs Resorts, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt, including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies, or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023, which was filed on September 28, 2023.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. These measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2024	2023	2024	2023
Net revenue:
Mountain and Lodging services and other	$905,053	$901,837	$1,087,887	$1,112,223
Mountain and Lodging retail and dining	172,745	192,182	244,187	261,130
Resort net revenue	1,077,798	1,094,019	1,332,074	1,373,353
Real Estate	160	7,699	4,449	7,812
Total net revenue	1,077,958	1,101,718	1,336,523	1,381,165
Segment operating expense:
Mountain and Lodging operating expense	474,170	507,216	729,746	749,502
Mountain and Lodging retail and dining cost of products sold	65,289	75,431	96,584	110,516
General and administrative	112,714	116,616	220,739	215,415
Resort operating expense	652,173	699,263	1,047,069	1,075,433
Real Estate operating expense	1,676	6,310	6,857	7,692
Total segment operating expense	653,849	705,573	1,053,926	1,083,125
Other operating (expense) income:
Depreciation and amortization	(69,399)	(65,989)	(136,127)	(130,603)
Gain on sale of real property	—	757	6,285	757
Change in estimated fair value of contingent consideration	(3,400)	(1,100)	(6,457)	(1,736)
Loss on disposal of fixed assets and other, net	(758)	(1,780)	(2,801)	(1,786)
Income from operations	350,552	328,033	143,497	164,672
Mountain equity investment (loss) income, net	(579)	42	280	388
Investment income and other, net	4,863	7,108	8,547	9,994
Foreign currency gain (loss) on intercompany loans	3,040	2,338	(1,925)	(3,797)
Interest expense, net	(40,585)	(38,370)	(81,315)	(73,672)
Income before provision for income taxes	317,291	299,151	69,084	97,585
Provision for income taxes	(87,486)	(79,032)	(22,326)	(21,026)
Net income	229,805	220,119	46,758	76,559
Net income attributable to noncontrolling interests	(10,506)	(11,440)	(2,971)	(4,851)
Net income attributable to Vail Resorts, Inc.	$219,299	$208,679	$43,787	$71,708
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.78	$5.17	$1.15	$1.78
Diluted net income per share attributable to Vail Resorts, Inc.	$5.76	$5.16	$1.15	$1.77
Cash dividends declared per share	$2.06	$1.91	$4.12	$3.82
Weighted average shares outstanding:
Basic	37,967	40,327	38,042	40,313
Diluted	38,046	40,434	38,133	40,408

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2024	2023	2024	2023
Other Data:
Mountain Reported EBITDA	$420,340	$398,851	$280,815	$306,718
Lodging Reported EBITDA	4,706	(4,053)	4,470	(8,410)
Resort Reported EBITDA	425,046	394,798	285,285	298,308
Real Estate Reported EBITDA	(1,516)	2,146	3,877	877
Total Reported EBITDA	$423,530	$396,944	$289,162	$299,185
Mountain stock-based compensation	$6,346	$5,732	$12,194	$11,079
Lodging stock-based compensation	932	1,060	1,828	2,010
Resort stock-based compensation	7,278	6,792	14,022	13,089
Real Estate stock-based compensation	58	52	110	100
Total stock-based compensation	$7,336	$6,844	$14,132	$13,189

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Net Mountain revenue:
Lift	$603,459	$592,603	1.8%	$648,849	$652,143	(0.5)%
Ski school	126,629	123,451	2.6%	133,807	132,378	1.1%
Dining	82,060	85,828	(4.4)%	100,137	105,270	(4.9)%
Retail/rental	136,156	159,932	(14.9)%	169,630	200,276	(15.3)%
Other	51,677	51,628	0.1%	120,013	125,092	(4.1)%
Total Mountain net revenue	999,981	1,013,442	(1.3)%	1,172,436	1,215,159	(3.5)%
Mountain operating expense:
Labor and labor-related benefits	252,641	277,537	(9.0)%	364,690	385,582	(5.4)%
Retail cost of sales	41,177	48,197	(14.6)%	58,998	68,938	(14.4)%
Resort related fees	44,568	43,550	2.3%	48,263	47,181	2.3%
General and administrative	96,353	97,365	(1.0)%	189,521	180,654	4.9%
Other	144,323	147,984	(2.5)%	230,429	226,474	1.7%
Total Mountain operating expense	579,062	614,633	(5.8)%	891,901	908,829	(1.9)%
Mountain equity investment (loss) income, net	(579)	42	(1,478.6)%	280	388	(27.8)%
Mountain Reported EBITDA	$420,340	$398,851	5.4%	$280,815	$306,718	(8.4)%

Total skier visits	7,264	8,308	(12.6)%	7,922	9,301	(14.8)%
ETP	$83.08	$71.33	16.5%	$81.90	$70.12	16.8%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Lodging net revenue:
Owned hotel rooms	$13,583	$13,479	0.8%	$38,760	$37,044	4.6%
Managed condominium rooms	28,308	31,336	(9.7)%	40,311	44,195	(8.8)%
Dining	13,609	13,184	3.2%	31,692	30,013	5.6%
Transportation	6,405	5,888	8.8%	7,910	7,348	7.6%
Golf	—	—	nm	6,471	5,939	9.0%
Other	11,417	11,700	(2.4)%	26,540	24,988	6.2%
	73,322	75,587	(3.0)%	151,684	149,527	1.4%
Payroll cost reimbursements	4,495	4,990	(9.9)%	7,954	8,667	(8.2)%
Total Lodging net revenue	77,817	80,577	(3.4)%	159,638	158,194	0.9%
Lodging operating expense:
Labor and labor-related benefits	33,151	39,497	(16.1)%	70,626	76,412	(7.6)%
General and administrative	16,361	19,251	(15.0)%	31,218	34,761	(10.2)%
Other	19,104	20,892	(8.6)%	45,370	46,764	(3.0)%
	68,616	79,640	(13.8)%	147,214	157,937	(6.8)%
Reimbursed payroll costs	4,495	4,990	(9.9)%	7,954	8,667	(8.2)%
Total Lodging operating expense	73,111	84,630	(13.6)%	155,168	166,604	(6.9)%
Lodging Reported EBITDA	$4,706	$(4,053)	216.1%	$4,470	$(8,410)	153.2%

Owned hotel statistics:
ADR	$317.51	$337.16	(5.8)%	$308.89	$297.69	3.8%
RevPAR	$140.65	$145.48	(3.3)%	$151.64	$151.19	0.3%
Managed condominium statistics:
ADR	$522.29	$514.29	1.6%	$403.05	$405.00	(0.5)%
RevPAR	$164.43	$171.81	(4.3)%	$106.98	$112.21	(4.7)%
Owned hotel and managed condominium statistics (combined):
ADR	$463.26	$469.72	(1.4)%	$365.67	$365.05	0.2%
RevPAR	$159.13	$166.37	(4.4)%	$118.73	$121.74	(2.5)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2024	2023
Total Vail Resorts, Inc. stockholders’ equity	$829,904	$1,462,578
Long-term debt, net	$2,721,598	$2,789,827
Long-term debt due within one year	69,135	69,582
Total debt	2,790,733	2,859,409
Less: cash and cash equivalents	812,163	1,295,252
Net debt	$1,978,570	$1,564,157

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and six months ended January 31, 2024 and 2023.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2024	2023	2024	2023
Net income attributable to Vail Resorts, Inc.	$219,299	$208,679	$43,787	$71,708
Net income attributable to noncontrolling interests	10,506	11,440	2,971	4,851
Net income	229,805	220,119	46,758	76,559
Provision for income taxes	87,486	79,032	22,326	21,026
Income before provision for income taxes	317,291	299,151	69,084	97,585
Depreciation and amortization	69,399	65,989	136,127	130,603
Loss on disposal of fixed assets and other, net	758	1,780	2,801	1,786
Change in fair value of contingent consideration	3,400	1,100	6,457	1,736
Investment income and other, net	(4,863)	(7,108)	(8,547)	(9,994)
Foreign currency (gain) loss on intercompany loans	(3,040)	(2,338)	1,925	3,797
Interest expense, net	40,585	38,370	81,315	73,672
Total Reported EBITDA	$423,530	$396,944	$289,162	$299,185

Mountain Reported EBITDA	$420,340	$398,851	$280,815	$306,718
Lodging Reported EBITDA	4,706	(4,053)	4,470	(8,410)
Resort Reported EBITDA*	425,046	394,798	285,285	298,308
Real Estate Reported EBITDA	(1,516)	2,146	3,877	877
Total Reported EBITDA	$423,530	$396,944	$289,162	$299,185

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended January 31, 2024.

(In thousands) (Unaudited)
Twelve Months Ended
January 31, 2024
Net income attributable to Vail Resorts, Inc.	$240,227
Net income attributable to noncontrolling interests	15,075
Net income	255,302
Provision for income taxes	89,714
Income before provision for income taxes	345,016
Depreciation and amortization	274,025
Loss on disposal of fixed assets and other, net	10,085
Change in fair value of contingent consideration	54,557
Investment income and other, net	(22,297)
Foreign currency loss on intercompany loans	1,035
Interest expense, net	160,665
Total Reported EBITDA	$823,086

Mountain Reported EBITDA	$796,667
Lodging Reported EBITDA	25,147
Resort Reported EBITDA*	821,814
Real Estate Reported EBITDA	1,272
Total Reported EBITDA	$823,086

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2024.

(In thousands) (Unaudited)
As of January 31, 2024
Long-term debt, net	$2,721,598
Long-term debt due within one year	69,135
Total debt	2,790,733
Less: cash and cash equivalents	812,163
Net debt	$1,978,570
Net debt to Total Reported EBITDA	2.4x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2024 and 2023.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2024	2023	2024	2023
Real Estate Reported EBITDA	$(1,516)	$2,146	$3,877	$877
Non-cash Real Estate cost of sales	—	5,138	3,607	5,138
Non-cash Real Estate stock-based compensation	58	52	110	100
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(25)	150	181	104
Net Real Estate Cash Flow	$(1,483)	$7,486	$7,775	$6,219

The following table reconciles Resort net revenue to Resort EBITDA Margin for the three months ended January 31, 2024 and 2023, and fiscal 2024 guidance.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Fiscal 2024 Guidance (2)
Resort net revenue (1)	$1,077,798	$1,094,019	$2,931,000
Resort Reported EBITDA (1)	$425,046	$394,798	$867,000
Resort EBITDA margin (1)	39.4%	36.1%	29.6%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance